 EX-99.B(j)gbconsnt

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 32 to Registration Statement No. 33-5648 on Form N-1A of our report dated November 16, 2006, relating to the financial statements and financial highlights of Waddell & Reed Advisors Global Bond Fund, Inc. appearing in the Annual Report on Form N-CSR of Waddell & Reed Advisors Global Bond Fund, Inc. for the year ended September 30, 2006, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Custodial and Auditing Services" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

January 25, 2007